Exhibit 99.1

Kimco Realty Reports a 12.9 Percent Increase in FFO As Adjusted Per Diluted Share for the Second Quarter of 2013; Portfolio Operating Metrics Strong

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 30, 2013--Kimco Realty Corp. (NYSE: KIM) today reported results for the second quarter ended June 30, 2013.

Highlights for the Second Quarter 2013 and Subsequent Activity

  FFO as adjusted was $0.35 per diluted share for the second quarter of 2013 compared to $0.31 per diluted share for the same period in 2012, representing a 12.9 percent increase;
  Reported funds from operations (FFO) of $0.35 per diluted share for the second quarter of 2013, compared to $0.34 per diluted share for the same period in 2012;
  U.S. same-property net operating income (NOI) increased 4.2 percent from the second quarter of 2012, representing the highest year-over-year increase in six years;
  Recognized 16.7 percent positive spread on U.S. leases signed during the quarter;
  Pro-rata occupancy increased in the combined and U.S. shopping center portfolios to 93.7 percent and 93.9 percent, respectively, at June 30, 2013 compared to 93.3 percent at June 30, 2012;
  Closed on the sale of a nine-property Mexican shopping center portfolio for approximately $274 million;
  Completed the sale of InTown Suites and several other non-retail assets during the quarter bringing the non-retail investment portfolio to less than 2 percent of gross assets; and
  Issued $350 million of 10-year senior unsecured notes priced at 3.125 percent and subsequently completed an offering in July for $200 million 7-year unsecured Canadian-denominated notes priced at 3.855 percent. The net proceeds from both of these transactions are directed toward paying off maturing debt with a weighted average rate of 5.38 percent.

Financial Results

Net income available to common shareholders for the second quarter of 2013 was $36.6 million, or $0.09 per diluted share, compared to $48.3 million, or $0.12 per diluted share, for the second quarter of 2012. The decrease in net income available to common shareholders during the second quarter of 2013 was primarily due to a $31.3 million increase in impairments that were partially offset by a $12.0 million increase in gains on sales of operating properties; Both operating property impairments and gains on sales are excluded from the calculation of FFO.

Year to date, net income available to common shareholders was $89.8 million, or $0.22 per diluted share, compared to $86.3 million, or $0.21 per diluted share, through June 30, 2012. The increase in net income available to common shareholders for the six months ended June 30, 2013 has been impacted by a $25.3 million increase in impairments, which were partially offset by an $8.6 million increase in gains on sales of operating properties.

FFO, a widely accepted supplemental measure of REIT performance, was $141.6 million, or $0.35 per diluted share, for the second quarter of 2013, compared to $138.0 million, or $0.34 per diluted share, for the second quarter of 2012. For the six months ended June 30, 2013, FFO was $276.5 million, or $0.68 per diluted share, compared to $264.2 million, or $0.65 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $142.1 million, or $0.35 per diluted share, for the second quarter of 2013, compared to $126.2 million, or $0.31 per diluted share, for the second quarter of 2012. FFO as adjusted for the six months ended June 30, 2013, was $274.3 million, or $0.67 per diluted share, compared to $252.1 million, or $0.62 per diluted share, for the same period in 2012.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

Second quarter 2013 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 93.7 percent, an increase of 40 basis points over the second quarter of 2012;
  Combined same-property NOI increased 4.0 percent over the second quarter of 2012, representing the thirteenth consecutive quarter with a positive increase; and
  Total leases executed in the combined portfolio: 580 new leases, renewals and options totaling 1.8 million square feet.

For the six months ended June 30, 2013, combined same-property NOI was 4.0 percent. Kimco reports same-property NOI on a cash-basis, excluding lease termination fees, and including charges for bad debts.

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 93.9 percent, an increase of 60 basis points over the second quarter of 2012;
  U.S. same-property NOI increased 4.2 percent during the second quarter of 2013, compared to the same period in 2012;
  Pro-rata U.S. cash-basis leasing spreads increased 16.7 percent; new leases increased 28.0 percent, and renewals/options increased 13.7 percent; and
  For the trailing four quarters, the company’s pro-rata U.S. leasing spreads rose 10.2 percent, which represents the highest level since the third quarter of 2008.

In addition, the U.S. shopping center portfolio’s pro-rata occupancy for small shop space (defined as space of less than 10,000 square feet) was 84.3 percent, an increase of 100 basis points from the second quarter of 2012.

Investment Activity

Acquisitions:

As previously announced, Kimco acquired from existing joint venture partners, two retail properties totaling 607,000 square feet for a gross purchase price of approximately $146.6 million.

Also in the second quarter of 2013, the company increased its ownership interest in the Kimco-UBS joint venture from 18 percent to 33 percent. Simultaneously, affiliates of Blackstone Real Estate Partners VII acquired the remaining 67 percent ownership interest from affiliates of UBS Wealth Management North American Property Fund. Both of these transactions were based on a gross purchase price of $1.1 billion, including $631 million of debt.

Year to date, Kimco has acquired the full or majority interest in seven U.S. shopping centers and two parcels totaling 1.5 million square feet for $367.5 million. These properties had a gross occupancy of approximately 95.1 percent and were supported by an average household income of $105,000 within a three-mile radius.

Additionally during the quarter, Kimco increased its ownership interest in the Kimco Income REIT (KIR) joint venture from 45.0 percent to 48.6 percent as well as the Kimco Income Fund (KIF) joint venture from 29.8 percent to 39.5 percent through the acquisition of an institutional partner’s interest for $48.4 million and $18.4 million, respectively.

Dispositions:

As previously announced, Kimco sold 11 U.S. shopping centers, totaling 735,000 square feet, for a gross sales price of $71.6 million during the second quarter. Currently, the company has 16 U.S. retail properties in contract negotiations for approximately $128.5 million. Year to date, Kimco has disposed of 13 U.S. properties, comprising 1.0 million square feet, for $82.0 million. The properties sold had a combined gross occupancy of 84.6 percent with an average household income of $80,000 within a three-mile radius. The company’s share of the proceeds from these sales was $47.2 million.

Since the start of the company’s U.S. asset recycling program in September 2010, Kimco has disposed of 121 properties, comprising 11.9 million square feet, for $907.2 million, including $220.3 million of mortgage debt. The company’s share of the proceeds from these sales was $551.3 million.

Also during the second quarter, the company:

  Sold a nine-property Mexican retail shopping center portfolio, in which Kimco held a 47.6 percent ownership interest, for a gross sales price of $274 million;

  Together with its joint venture partner, American Industries, agreed to sell their beneficial interests in certain trusts that hold a portfolio of Mexican industrial properties to Terrafina (BMV: TERRA13) based on a gross value in the underlying properties of approximately $600 million;
  Completed the sale of the InTown Suites portfolio for a gross price of $735 million, including the assignment of $609 million of debt, as well as four non-retail urban properties for an aggregate $67 million.

Capital Structure

In May, the company issued $350 million of 10-year senior unsecured notes due in 2023 at a coupon of 3.125 percent per annum. The net proceeds were used to (i) partially reduce borrowings under Kimco’s revolving credit facility maturing in October 2015, (ii) replace $100 million of 6.125 percent senior unsecured notes that were repaid in January 2013, (iii) pay off $75 million of 4.70 percent senior notes that matured in June 2013, and (iv) pre-fund $100 million of 5.19 percent senior unsecured notes due in October 2013 and $67 million of mortgage debt maturing during 2013 at a weighted average interest rate of 5.93 percent.

Subsequent to the end of the second quarter of 2013, a wholly-owned entity of Kimco issued $200 million of 7-year unsecured Canadian-denominated notes that are due in 2020 with a coupon of 3.855 percent. The net proceeds will be used to repay a $200 million 5.180 percent Canadian-denominated unsecured note that matures in August 2013.

At June 30, 2013, Kimco’s consolidated net debt to EBITDA as adjusted was 5.8x. In addition, the company maintains access to approximately $1.6 billion of immediate liquidity under the company’s $1.75 billion unsecured revolving credit facility.

Dividend Declarations

Kimco’s board of directors declared a cash dividend of $0.21 per common share for the fourth quarter of 2013, which represents a 10.5 percent increase from the quarterly cash dividend in the fourth quarter of 2012. The dividend on common shares is payable on October 15, 2013, to shareholders of record on October 3, 2013, representing an ex-dividend date of October 1, 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90 percent Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on October 15, 2013, to shareholders of record on October 2, 2013, representing an ex-dividend date of September 30, 2013;
  For the Class I depositary shares, each representing 1/1000 of a share of 6.00 percent Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on October 15, 2013, to shareholders of record on October 2, 2013, representing an ex-dividend date of September 30, 2013.

  For the Class J depositary shares, each representing 1/1000 of a share of 5.50 percent Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on October 15, 2013, to shareholders of record on October 2, 2013, representing an ex-dividend date of September 30, 2013.
  For the Class K depositary shares, each representing 1/1000 of a share of 5.625 percent Class K cumulative redeemable preferred shares, a quarterly dividend of $0.35156 per preferred depositary share will be paid on October 15, 2013, to shareholders of record on October 2, 2013, representing an ex-dividend date of September 30, 2013.

2013 Revised Guidance

The company’s 2013 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, has been increased. In addition, Kimco has increased its 2013 guidance range for combined same-property NOI. Kimco’s 2013 revised guidance is as follows:

	Revised Guidance	Previous Guidance
FFO as adjusted per diluted share:	$1.31 - $1.33	$1.29 - $1.33
Combined portfolio occupancy:	+50 to +75 basis points	+50 to +75 basis points
Combined same-property NOI:	+3.00 to +4.00 percent	+2.75 to +3.75 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, July 31, 2013, at 10:00 a.m. EDT. The call will include a review of the company’s second quarter 2013 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 5894250).

A replay will be available through 9:00 a.m. EDT on September 3, 2013 by dialing 1-877-344-7529 (Passcode: 10029767). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2013, the company owned interests in 874 shopping centers comprising 128 million square feet of leasable space across 43 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2012. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share information)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
Revenues
Revenues from rental properties	$237,079		$217,809		$467,371		$429,892
Management and other fee income	9,049		8,710		17,442		18,136

Total revenues	246,128		226,519		484,813		448,028

Operating expenses
Rent	3,380		2,924		6,705		6,187
Real estate taxes	28,858		27,985		58,306		55,592
Operating and maintenance	31,445		26,756		59,567		52,413
General and administrative expenses	31,420		30,908		65,535		65,314
Provision for doubtful accounts	3,266		2,551		5,199		5,624
Impairment charges	35,366		92		35,764		325
Depreciation and amortization	63,409		59,731		125,136		118,299
Total operating expenses	197,144		150,947		356,212		303,754

Operating income	48,984		75,572		128,601		144,274

Other income/(expense)
Mortgage financing income	1,430		1,985		2,416		3,991
Interest, dividends and other investment income	6,500		350		9,163		512
Other (expense)/income, net	(2,526)		538		(6,002)		(3,058)
Interest expense	(55,423)		(56,776)		(108,970)		(113,757)
Income from other real estate investments	555		416		958		1,143
Income/(loss) from continuing operations before income taxes, equity in income of joint ventures, gain/(loss) on change in control of interests
and equity in income from other real estate investments	(480)		22,085		26,166		33,105

Benefit/(provision) for income taxes, net	11,830		(3,302)		(3,937)		(8,089)
Equity in income of joint ventures, net	59,504		30,352		83,616		65,090
Gain/(loss) on change in control of interests, net	(1,459)		12,147		21,711		14,156
Equity in income of other real estate investments, net	8,200		14,074		19,363		25,101

Income from continuing operations	77,595		75,356		146,919		129,363

Discontinued operations
Income/(loss) from discontinued operating properties, net of tax	1,652		(180)		2,631		1,906
Impairment/loss on operating properties sold, net of tax	(27,844)		(18,111)		(30,675)		(27,035)
Gain on disposition of operating properties	1,869		11,263		4,365		23,242
Loss from discontinued operations	(24,323)		(7,028)		(23,679)		(1,887)
Gain on sale of operating properties, net of tax (1)	-		4,059		540		4,059

Net income	53,272		72,387		123,780		131,535
Net income attributable to noncontrolling interests (3)	(2,133)		(3,275)		(4,871)		(8,785)

Net income attributable to the Company	51,139		69,112		118,909		122,750
Preferred stock dividends	(14,573)		(20,841)		(29,147)		(36,415)

Net income available to the Company's common shareholders	$36,566		$48,271		$89,762		$86,335
Per common share:
Income from continuing operations: (3)
Basic	$0.15		$0.14		$0.28		$0.22
Diluted	$0.15	(2)	$0.14	(2)	$0.28	(2)	$0.22	(2)
Net income: (4)
Basic	$0.09		$0.12		$0.22		$0.21
Diluted	$0.09	(2)	$0.12	(2)	$0.22	(2)	$0.21	(2)

Weighted average shares:
Basic	407,640		405,560		407,154		405,916
Diluted	408,831		406,476		408,163		406,827
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,133) and ($3,180) for the quarters ended June 30, 2013 and 2012, and ($4,854) and ($6,392) for the six months ended June 30, 2013 and 2012, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $352 and $313 for the quarters ended June 30, 2013 and 2012, and $705 and $627 for the six months ended June 30, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2013	2012
Assets:
Operating real estate, net of accumulated depreciation
of $1,835,280 and $1,745,462, respectively	$7,284,151	$7,104,562
Investments and advances in real estate joint ventures	1,392,418	1,428,155
Real estate under development	96,950	97,263
Other real estate investments	316,043	317,557
Mortgages and other financing receivables	74,088	70,704
Cash and cash equivalents	156,450	141,875
Marketable securities	71,009	36,541
Accounts and notes receivable	160,398	171,540
Other assets	436,964	383,037
Total assets	$9,988,471	$9,751,234

Liabilities:
Notes payable	$3,284,014	$3,192,127
Mortgages payable	1,180,760	1,003,190
Dividends payable	98,326	96,518
Other liabilities	473,604	445,843
Total liabilities	5,036,704	4,737,678
Redeemable noncontrolling interests	85,486	81,076

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 409,616,877 and 407,782,102 shares, respectively	4,096	4,078
Paid-in capital	5,685,943	5,651,170
Cumulative distributions in excess of net income	(906,070)	(824,008)
Accumulated other comprehensive income	(61,798)	(66,182)
Total stockholders' equity	4,722,273	4,765,160
Noncontrolling interests	144,008	167,320
Total equity	4,866,281	4,932,480
Total liabilities and equity	$9,988,471	$9,751,234

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
Net income available to common shareholders	$36,566		$48,271		$89,762		$86,335
Gain on disposition of operating property, net of noncontrolling interests	(1,869)		(15,332)		(4,904)		(24,722)
Gain on disposition of joint venture operating properties	(37,454)		(11,948)		(50,756)		(22,372)
Depreciation and amortization - real estate related	62,514		64,873		123,297		128,537
Depr. and amort. - real estate jv's, net of noncontrolling interests	32,089		33,643		65,050		67,685
Impairments of operating properties, net of tax and noncontrolling interests	49,796		18,482		54,073		28,775
Funds from operations	141,642		137,989		276,522		264,238
Transactional charges / (income), net	480		(11,746)		(2,219)		(12,107)
Funds from operations as adjusted	$142,122		$126,243		$274,303		$252,131

Weighted average shares outstanding for FFO calculations:
Basic	407,640		405,560		407,154		405,916
Units	1,519		1,524		1,524		1,532
Dilutive effect of equity awards	2,780		2,260		2,598		2,255
Diluted	411,939	(1)	409,344	(1)	411,276	(1)	409,703	(1)

FFO per common share - basic	$0.35		$0.34		$0.68		$0.65
FFO per common share - diluted	$0.35	(1)	$0.34	(1)	$0.68		$0.65
FFO as adjusted per common share - diluted	$0.35	(1)	$0.31	(1)	$0.67	(1)	$0.62	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $625 and $520 for the three months ended June 30, 2013 and 2012, and $1,249 and $1,039 for the six months ended June 30, 2013 and 2012, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income per Common Share
to Projected Diluted Funds From Operations ("FFO") per Common Share
(unaudited)

	Projected Range
	Full Year 2013
	Low	High
Projected diluted net income available to common
shareholder per share	$0.40	$0.42

Projected depreciation & amortization	0.61	0.63

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.30	0.32

Gain on disposition of operating properties	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.12)	(0.14)

Impairments of operating properties, net of tax
and noncontrolling interests	0.13	0.13

Projected FFO per diluted common share	$1.31	$1.33

Transactional income, net	-	-

Projected FFO, as adjusted per diluted common share	$1.31	$1.33
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications